Exhibit 99.1

OPNET Reports Results for Fiscal Q1 2005

•	Record revenue of $16.8 Million

•	Expanded operating margins to 17%

•	Record deferred revenue of $14.3 million

•	EPS of $0.10

•	Operating Cash Flow of $ 4.1 million

BETHESDA, MD – July 29, 2004 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for its first fiscal quarter ended June 30, 2004. Revenue for the quarter ended June 30, 2004 was $16.8 million compared to $12.3 million for the same quarter in the prior year. Earnings per share for the first quarter of fiscal 2005 were $0.10 on a diluted basis, compared to $0.04 in the same quarter of the prior year.

OPNET Chairman & CEO, Marc A. Cohen, stated, “We are very pleased to report outstanding results for fiscal Q1 of 2005. We generated record revenue, record deferred revenue, and maintained strong operating margins while continuing to making investments in staff. However, like many software companies, we experienced a tightening of corporate IT budgets as well as delayed purchasing decisions towards the end of the quarter. We are therefore being conservative in our guidance for fiscal Q2.”

Second Quarter Fiscal Year 2005 Financial Outlook

OPNET expects revenue for the second quarter of fiscal year 2005 to be between $16.0 and $16.5 million and diluted earnings to be between 7 and 9 cents per share. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

Financial Highlights for the First Quarter of Fiscal Year 2005

•	Grew revenue year over year 36.4% to a record $16.8 million from $12.3 million in revenue for the first quarter of fiscal 2004. Revenue for the quarter grew sequentially 2.9% from $16.3 million for the fourth quarter of fiscal 2004.

•	Expanded operating margins sequentially from 16.6% to 17.0% in the first quarter of fiscal 2005 resulting in record operating income of $2.9 million.

•	Increased cash and marketable securities $4.1 million during the first quarter of fiscal 2005 to $85.6 million at June 30, 2004.

•	Increased deferred revenues to a record $14.3 million from $13.7 million at the end of the fourth quarter of fiscal 2004.

The Company will hold an investor conference call on Thursday, July 29, 2004 at 5:00 pm EDT to review financial results for the first quarter of fiscal 2005. Investors will be able to listen to the call by calling 877-407-9205 in the U.S. or 201-689-8054 for international callers or use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID # 111466. The replay will be available from 7:00 pm EDT July 29th through 11:59 pm EDT August 2nd. The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about expected financial performance in future periods, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-K, filed with the Securities & Exchange Commission.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$42,345	$41,492
Marketable securities	43,304	40,001

Total cash and marketable securities	85,649	81,493
Accounts receivable, net of $294 and $341 in allowance for doubtful accounts at June, 30 and March 31, 2004, respectively	9,320	10,044
Unbilled accounts receivable	2,366	2,559
Deferred income taxes, prepaid expenses and other current assets	1,788	1,772

Total current assets	99,123	95,868

Property and equipment, net	6,251	6,410
Intangible assets, net	1,106	1,240
Goodwill	12,212	12,212
Deferred income taxes and other assets	1,073	952

Total assets	$119,765	$116,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$217	$934
Accrued liabilities	4,119	4,218
Deferred and accrued income taxes	1,039	173
Deferred revenue	13,652	12,918

Total current liabilities	19,027	18,243
Notes payable	300	300
Deferred rent	1,018	994
Deferred revenue	644	774

Total liabilities	20,989	20,311

Stockholders’ equity:
Preferred stock- par value $0.001; 5,000 shares authorized, no shares issued and outstanding at June 30 and March 31, 2004	—	—
Common stock-par value $0.001; 100,000 authorized; 26,250 and 26,184 shares issued at June 30 and March 31, 2004, respectively; 20,116 and 20,050 shares outstanding at June 30 and March 31, 2004, respectively	26	26
Additional paid-in capital	78,247	77,808
Deferred compensation	(5)	(21)
Retained earnings	24,701	22,661
Accumulated other comprehensive income	(93)	(3)
Treasury stock, at cost - 6,134 shares at June 30 and March 31, 2004	(4,100)	(4,100)

Total stockholders’ equity	98,776	96,371

Total liabilities and stockholders’ equity	$119,765	$116,682

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2004	2003
Revenues:
New software licenses	$8,046	$6,166
Software license updates and technical support	4,656	3,341
Professional services	4,085	2,798

Total revenues	16,787	12,305

Cost of revenues:
New software licenses	194	257
Software license updates and technical support	551	376
Professional services	2,506	1,537
Amortization of acquired technology	134	125

Total cost of revenues	3,385	2,295

Gross Profit	13,402	10,010

Operating expenses:
Research and development	3,395	3,197
Sales and marketing	5,450	4,527
General and administrative	1,703	1,382

Total operating expenses	10,548	9,106

Income from operations	2,854	904
Interest and other income, net	196	151

Income before provision for income taxes	3,050	1,055
Provision for income taxes	1,010	291

Net income	$2,040	$764

Basic net income per common share	$0.10	$0.04

Diluted net income per common share	$0.10	$0.04

Weighted average common shares outstanding (basic)	20,083	19,452

Weighted average common shares outstanding (diluted)	20,986	20,150